Exhibit 10.38
Russ Berrie and Company, Inc.
111 Bauer Drive, Oakland, NJ 07436
(201) 337-9000 (800) 631-8465
March 12, 2008
Michael Levin
Kids Line, LLC
2601 Sequoia Drive
South Gate, CA 90280
Dear Michael:
     I am pleased to extend your current employment as President and Chief Executive Officer of Kids Line, LLC (the “Company”) pursuant to the terms set forth herein.
     Your employment with the Company will include the following:
     1. COMPENSATION. (a) Your base salary will be at an annual rate of $400,000; provided, that, at the discretion of the Compensation Committee of the Board of Directors (the “Committee”) of Russ Berrie and Company, Inc., your base salary may be increased to $475,000.
     (b) You shall be eligible to participate in the Company’s Incentive Compensation (“IC”) program with an Applicable Percentage of 75% (and an opportunity to earn up to an Applicable Percentage of 130%). Your participation shall be per the terms set forth on Addendum I hereto. Amounts achieved for results in between (i) the Minimum Target and the Target and (ii) the Target and the Maximum Target will in each case be determined by a straight line interpolation. No amounts will be paid for achievement of results below the Minimum Target, and no additional amounts will be paid for achievement of results in excess of the Maximum Target.
     2. TERM. The term of this agreement shall be from January 1, 2008 through December 31, 2010 (the “Term”). Either party may elect, upon at least 180 days prior written notice, to terminate this agreement prior to the expiration of the Term, in which event, this Agreement shall terminate upon the date specified in such notice; provided, that the Company shall be entitled to relieve you of your duties at any time during this 180 day period, provided that Company continues to pay you your base salary and continues your participation in the IC program and all other benefits and perquisites for the remainder of such period. Except for the 180 day notice period, you agree that the Company shall have no severance obligation to you, irrespective of the reason for the termination of your employment, nor shall you have any mitigation duties or obligations. If your employment is terminated due to death or disability, your IC Bonus will be prorated based on the number of days that you were employed during the year based on actual performance through the remainder of the relevant year.

     3. BENEFITS AND PERQUISITES. You will be eligible to participate in all benefit programs made generally available to executives of the Company, including all benefit programs in which you currently participate, as the same may be modified from time to time with the approval of the Committee. Further, you shall throughout the period of your employment be entitled to the same perquisites as you presently enjoy.
     4. PROTECTIVE COVENANTS. You acknowledge and agree that (i) that the Company has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; and (ii) that the Company’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Company.
     Accordingly, you agree that, while employed by Company and for a period of one (1) year thereafter (the “Restricted Period”), you agree that you will not, anywhere in the United States of America or in any other place or venue where the Company now conducts or operates, or may conduct or operate, its business prior to the date of your termination of employment (the “Territory”), directly or indirectly, contact, solicit or accept if offered to you, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Company’s customers, prospective customers, or suppliers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof.
     You also agree that, during the Restricted Period, you agree that you will not, anywhere in the Territory, solicit, directly or indirectly, on your own behalf or on behalf of any other person, the services of any person who is then a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company for any purpose.
     You further agree that both during your employment and thereafter you will not, for any reason whatsoever, use for yourself or disclose (except when such disclosure is made by you in your capacity as an executive of Company) to any person (other than a person who is then employed by the Company or who is a party to any confidentiality undertaking in favor of Company), any “Confidential Information” of the Company acquired by you during your relationship with the Company, both prior to and during the term of this Agreement. You further agree to use Confidential Information solely for the purpose of performing duties with, or for, the Company and further agree not to use Confidential Information for your own private use or commercial purposes or in any way detrimental to the Company. You agrees that “Confidential Information” includes but is not limited to: (i) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (ii) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the

Company; (iii) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (iv) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during your tenure with the Company or to be accessed during your future employment with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (x) information properly in the public domain, or (y) information in your possession prior to the date of your original employment with the Company, or any predecessor company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company.
     You acknowledge and agree that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained for the Company by you.
     It is agreed that any breach or anticipated or threatened breach of any of your covenants contained in this Paragraph 4 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining you from disclosing, in whole or part, any Confidential Information.
     If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     5. During the Term, the Company reserves the right to change or modify any bonus, benefit or, subject to paragraph 3 hereof, perquisite programs, provided that such changes apply to all participants.

     6. This letter supersedes in full the Employment Agreement between you and Company, dated December 15, 2004, except that you agree to comply with the covenants set forth in Section 8.2 thereof until the expiration of such covenants in accordance with their respective terms pursuant to said Section 8.2 on the same basis as if your employment terminated on December 15, 2007. Solely with respect to this paragraph 6, you agree that the provisions of Section 8.2 were required by Russ Berrie and Company, Inc. as a condition to the Sale (as defined in the Employment Agreement), with respect to which you received substantial consideration.
     Michael, if you agree with the foregoing, please sign in the space provided below.
Very truly yours,
/s/ Bruce G. Crain
Bruce G. Crain
President and CEO
Russ Berrie and Company, Inc.
ACCEPTED AND AGREED:

/s/ Michael Levin

Michael Levin

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